Exhibit 10.2

STRAIGHT NOTE

$150,000	South El Monte, California	December 2, 2002

For value received, Lee Pharmaceuticals promises to pay Mark DiSalvo or order, at South El Monte, California the sum of ONE HUNDRED FIFTY THOUSAND DOLLARS, with interest from December 2, 2002, on unpaid principal at the rate of twenty four (24) percent per annum.  This note is for a ninety day period from December 2, 2002.    Interest will be accrued each month and will be remitted along with the principal amount at maturity.  Interest shall be calculated on the basis of the unpaid principal balance daily, based on a 365-day year, actual day month.  Unpaid monthly interest will not be added to the principal balance for subsequent monthly interest calculations.  Principal and interest shall be payable in lawful money of the United States.  If action were instituted on this note, I promise to pay such sum as the Court may fix as attorney’s fees.  This note is personally guaranteed by Ronald G. Lee.  This note is unsecured.

DECEMBER 2, 2002	/s/ RONALD G. LEE
Date	Lee Pharmaceuticals - Ronald G. Lee

DECEMBER 2, 2002	/s/ MICHAEL L. AGRESTI
Date	Lee Pharmaceuticals - Michael L. Agresti